Exhibit 99.2
Equity LifeStyle Properties, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2009, 2008 and 2007
(amounts in thousands, except per share data)

	2009	2008	2007

Property Operations:
Community base rental income	$253,379	$245,833	$236,933
Resort base rental income	124,822	111,876	102,372
Right-to-use annual payments	50,765	19,667	—
Right-to-use contracts current period, gross	21,526	10,951	—
Right-to-use contracts, deferred, net of prior period amortization	(18,882)	(10,611)	—
Utility and other income	47,685	41,633	36,849

Property operating revenues	479,295	419,349	376,154
Property operating and maintenance	180,870	152,363	127,342
Real estate taxes	31,674	29,457	27,429
Sales and marketing, gross	13,536	7,116	—
Sales and marketing, deferred commissions, net	(5,729)	(3,644)	—
Property management	33,383	25,451	18,385

Property operating expenses (exclusive of depreciation shown separately below)	253,734	210,743	173,156

Income from property operations	225,561	208,606	202,998

Home Sales Operations:
Gross revenues from home sales	7,136	21,845	33,333
Cost of home sales	(7,471)	(24,069)	(30,713)

Gross (loss) profit from home sales	(335)	(2,224)	2,620
Brokered resale revenues, net	758	1,094	1,528
Home selling expenses	(2,383)	(5,776)	(7,555)
Ancillary services revenues, net	2,745	1,197	2,436

Income (loss) from home sales and other	785	(5,709)	(971)

Other Income and Expenses:
Interest income	5,119	3,095	1,732
Income from other investments, net	8,168	17,006	22,476
General and administrative	(22,279)	(20,617)	(15,591)
Rent control initiatives	(456)	(1,555)	(2,657)
Interest and related amortization	(98,311)	(99,430)	(103,070)
Depreciation on corporate assets	(1,039)	(390)	(437)
Depreciation on real estate and other costs	(69,049)	(66,193)	(63,554)

Total other expenses, net	(177,847)	(168,084)	(161,101)

Equity in income of unconsolidated joint ventures	2,896	3,753	2,696

Consolidated income from continuing operations	51,395	38,566	43,622

Discontinued Operations:
Discontinued operations	181	257	289
Gain (loss) from discontinued real estate	4,685	(79)	12,036

Income from discontinued operations	4,866	178	12,325

Consolidated net income	56,261	38,744	55,947
Income allocated to non-controlling interests:
Common OP Units	(6,113)	(4,297)	(7,705)
Perpetual Preferred OP Units	(16,143)	(16,144)	(16,140)

Net income available for Common Shares	$34,005	$18,303	$32,102

Equity LifeStyle Properties, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2009, 2008 and 2007
(amounts in thousands, except per share data)

	2009	2008	2007

Earnings per Common Share — Basic:
Income from continuing operations	$1.08	$0.74	$0.92

Income from discontinued operations	$0.15	$0.01	$0.41

Net income available for Common Shares	$1.23	$0.75	$1.33

Earnings per Common Share — Fully Diluted:
Income from continuing operations	$1.07	$0.74	$0.90

Income from discontinued operations	$0.15	$0.01	$0.41

Net income available for Common Shares	$1.22	$0.75	$1.31

Distributions declared per Common Share outstanding	$1.10	$0.80	$0.60

Tax status of Common Shares distributions deemed paid during the year:
Ordinary income	$0.72	$0.80	$0.60

Long-term capital gain	$0.24	$—	$—

Unrecaptured section 1250 gain	$0.14	$—	$—

Weighted average Common Shares outstanding — basic	27,582	24,466	24,089

Weighted average Common Shares outstanding — fully diluted	32,944	30,498	30,414